UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2014

Consumer Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54998	26-2517432
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136-82 39th Ave, 4th Floor, Unit B, Flushing, New York 11354

(Address of principal executive offices) (zip code)

(718) 395-8150

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 21, 2014, Consumer Capital Group, Inc. (the “Company”) entered into a sublease agreement (the “Lease”) with Days Service Group, LLC, a New York limited liability company (“Days Service”) for its new principal executive office located at 136-82 39th Ave, 4th Floor, Unit B, Flushing, NY 11354. Days Service previously entered into a 15-year lease agreement with Ming Seng & Associates, LLC and is the current tenant of 136-82 39th Ave, 4th Floor, Flushing, NY 11354, starting on November 1, 2014 and will expire on October 31, 2029.

Pursuant to the terms of the Lease, the Company agreed to pay a monthly rent of $1200.00. The Lease started on January 1, 2015 and will expire on December 31, 2015. Effective on January 1, 2015, Company’s principal executive office is located at 136-82 39th Ave, 4th Floor, Unit B, Flushing, NY 11354.

On December 20, 2014, the Company entered into a lease agreement with certain individual for new office facilities of its wholly-owned subsidiaries, Arki (Beijing) E-commerce Technology Corp. and America Arki Network Service Beijing Co. Ltd. The offices are located at 2 Guanghua Road, Building 4, Suite 1101 and Suite 1105, Chaoyang District, Beijing, China. The Company agreed to pay a quarterly rent of 233959.40 RMB, or approximately $37136.41 USD, starting on December 20, 2014 and will expire on December 26, 2015.

Copy of the aforementioned Lease is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The foregoing summary description of the lease agreement is qualified in its entirety by reference to the full text of such exhibit. Readers should review the exhibit for a complete understanding of the terms and conditions associated with this agreement.

Exhibit	Description

99.1	Lease agreement between Consumer Capital Group, Inc. and Days Service Group, LLC dated December 21, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2015	Consumer Capital Group, Inc.

	By:	/s/ Jianmin Gao Jianmin Gao President and Chief Executive Officer